Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-106246, 333-68134, and 333-65556 on Form S-8 of our reports dated March 4, 2005, relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2004.

/s/ Debitte & Toche LLP

Dallas, Texas
March 4, 2005